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                                                                   Exhibit 10.30

Confidential Treatment has been requested with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

                     AMENDMENT NO. 1 TO E-COMMERCE AGREEMENT

        This Amendment No. 1 (the "Amendment") to E-Commerce Agreement (the "Agreement"), dated as of June 14, 2002, by and between GSI Commerce Solutions, Inc. ("GSI") and Palm, Inc. (the "Company"), is dated as of December 3, 2002. All capitalized terms not specifically defined herein shall have the meanings ascribed to them pursuant to the Agreement.

                                    RECITALS

         WHEREAS, GSI and the Company entered into the Agreement pursuant to which GSI operates the Company Stores and Specialized Stores; and

         WHEREAS, GSI and the Company desire to enter into this Amendment to the Agreement in order to amend certain rights and obligations among them.

         NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual obligations contained herein and in the Agreement, the Parties agree as follows:

1.       Amendments.

         1.1 Section 3.6 of the Agreement is hereby amended and restated in its entirety as follows:

                  "3.6     Purchase and Sale of Palm Products.

                           (a) Palm Products shall be sold to GSI at the prices [*] a current copy of which has been provided to GSI ("Price List"). [*] Each revised Price List and price change notification will state an effective date. The current Price List will be deemed replaced by any subsequent Price List. The Company will deliver such Palm Products to GSI, at the Company's expense, F.O.B. the Company's warehouse, to a facility or facilities designated by GSI and based upon a mutually agreed upon delivery schedule. The Company will use good faith efforts to deliver such Palm Products to GSI in a manner which minimizes GSI's receiving cost, based upon specifications provided by GSI. GSI will confirm receipt of product within [*] business days of arrival at GSI facility and will have [*] business days to make a claim of shortage or damaged shipment.

                           (b) Each calendar quarter, GSI will have the right to return to the Company Palm Products with a value (as determined by the amount paid by GSI for

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          such Palm Products) of up to [*]% of its aggregate net purchases of
          Palm Product from the Company in the two (2) previous calendar quarters (the "Return Allowance") for a refund equal to the aggregate amount paid by GSI for such returned Palm Products; provided, however, that GSI must use good faith efforts to sell through its remaining inventory of Palm Products prior to returning to Company. Net purchases include products purchased net of returns, allowances, credits and payments by the Company to GSI pursuant to Section 7.4 of the Agreement, if any, during such applicable quarters. Once the Return Allowance has been reached, the Company will not be required to accept the return of Palm Products from GSI until additional purchases of Palm Products have been made by GSI. GSI will be responsible for the freight costs associated with returns; provided, however, that the Company will assist GSI as reasonably requested in filing any necessary claims with common carriers.

                           (c) Terms of sale are [*] days from date of shipment. The Company will invoice GSI for the aggregate sale price of Palm Products shipped to GSI. Payment is not conditioned upon the Palm Products meeting any acceptance testing procedures GSI may have. If there is any dispute as to a part of a shipment, GSI will pay for the undisputed part of that shipment. GSI may not deduct any debit memos from payment(s) made to the Company on outstanding invoice(s), without prior written approval from the Company. Payments should be submitted to the appropriate address as stated on the invoice."

         1.2 Section 7.2 of the Agreement is hereby amended and restated in its entirety as follows:

                  "7.2 Collection of Sales Proceeds. All proceeds from the sale of Merchandise and related services through the Company Stores and Specialized Stores will be collected and processed by GSI. Other than the [*] payments, if any, set forth in Section 7.3, GSI shall retain all amounts collected by GSI from transactions through the Company Stores and Specialized Stores."

         1.3 Section 7.3 of the Agreement is hereby amended and restated in its entirety as follows:

                  "7.3     [*] Payments.

                           (a) If (i) [*]% of Merchandise Revenue derived from the sale of Palm Products which are personal digital assistants shipped during the applicable period ("[*] PDA Revenue") exceeds (ii) the Merchandise Cost of Sales for Palm Products which are personal digital assistants shipped during such period, net of returns ("[*] PDA COGS"), then GSI will pay the Company an amount equal to (A) [*]% of [*] PDA Revenue, less (B) [*] PDA COGS.


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                           (b) If (i) [*] PDA COGS exceeds (ii) [*]% of [*] PDA
         Revenue, then the Company will pay GSI an amount equal to (A) [*] PDA COGS, less (B) [*]% of [*] PDA Revenue.

                           (c) If (i) [*]% of Merchandise Revenue derived from the sale of Palm Products other than personal digital assistants shipped during the applicable period ("[*] Non-PDA Revenue") exceeds
         (ii) the Merchandise Cost of Sales for Palm Products other than personal digital assistants shipped during such period, net of returns ("[*] Non-PDA COGS"), then GSI will pay the Company an amount equal to
         (A) [*]% of [*] Non-PDA Revenue, less (B) [*] Non-PDA COGS.

                           (d) If (i) [*] Non-PDA COGS exceeds (ii) [*]% of [*] Non-PDA Revenue, then the Company will pay GSI an amount equal to (A) [*] Non-PDA COGS, less (B) [*]% of [*] Non-PDA Revenue.

                           (e) GSI will pay the Company an amount equal to [*]% of the amount, if any, by which Merchandise Revenue derived from the sale of Non-Palm Products shipped during the applicable period exceeds the Merchandise Cost of Sales for Non-Palm Products shipped during such period, net of returns.

                           (f) GSI will pay the Company an amount equal to [*]% of the amount, if any, by which Shipping Revenue derived from the provision of shipping and handling services during the applicable period exceeds GSI's carrier costs for providing shipping and handling services during such period.

                           (g) GSI will pay the Company an amount equal to [*]% of the amount, if any, by which Services Revenue derived from the provision of gift wrapping and other value added services during the applicable period exceeds GSI's actual cost of providing such services (not including overhead, but including direct labor and the cost of materials used in connection therewith) during the period.

                           (h) GSI will pay the Company an amount equal to [*]% of Merchandise Revenue derived from the sale of Extended Warranties and Service Contracts during the period.

         1.4 Section 7.4 of the Agreement is hereby amended and restated in its entirety as follows:

                  "7.4 Payments. GSI will account to the Company for the [*] payments due under Section 7.3 within [*] days after the end of each [*] through a report, showing in reasonable detail, the calculation of such payments. The Company may verify the accuracy of such reports in accordance with and pursuant to the terms of

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          Section 7.5. If such calculation indicates that, on an aggregate basis, GSI is required to make a payment to the Company, then GSI will remit such payment to the Company along with such report. If such calculation indicates that, on an aggregate basis, the Company is required to make a payment to GSI, then the Company will issue a credit memo to GSI as soon as practicable following its receipt of such report, but in no event later than [*] days following its receipt of such report. Upon receipt of any such credit memo, GSI may (i) deduct and set off the amount set forth in the credit memo against any amounts payable by GSI to the Company, including amounts payable for purchases of Palm Products, or (ii) notify the Company that the Company is required to pay GSI the amount set forth in the credit memo, in which case payment terms will be net [*] days from the date of such notice. GSI will forward to the Company a preliminary report each [*], on the last day of the Company's fiscal [*] that estimates the [*] payments for such [*], provided that the Company has provided GSI with its fiscal calendar. The [*] payments will be calculated at [*] end based upon a mutually agreed upon method for projecting returns."

2.       Miscellaneous.

         2.1 This Amendment shall be effective as of the effective date of the Agreement.

         2.2 Except as specifically amended herein, the Agreement shall remain in full force and effect in accordance with its terms.

         2.3 This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

         2.4 This Amendment will be interpreted, construed and enforced in accordance with the laws of the State of New York, without reference to its choice of law rules.

                               *******************
                      (SIGNATURES APPEAR ON FOLLOWING PAGE)


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         IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused their duly authorized representatives to enter into this Agreement on the date first written above.


GSI COMMERCE SOLUTIONS, INC.               PALM, INC.

By: /s/ Steve Davis                        By: /s/ William Lynch
    --------------------------------       ----------------------------------
Name: Steve Davis                          Name: William Lynch
Title: SVP Marketing                       Title: VP Ecommerce

Address:  1075 First Avenue                Address:  M/S 9105
          King of Prussia, PA  19406                 5470 Great America Parkway
                                                     Santa Clara, CA 95054

Telephone:  (610) 265-3229                 Telephone: (408) [*]
Facsimile:  (610) 265-2866                 Facsimile: (408) [*]


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